Exhibit 10.1

LiiON LLC

For the Attention of: Gary Gray, Chief Executive Officer

November 20, 2024

Subject: Binding Heads of Terms for LiiON LLC

Dear Sirs,

Alternus Clean Energy, Inc., a publicly listed, utility-scale transatlantic clean energy independent power producer headquartered at 17 State Street, Suite 4000, New York, NY 10004 (“Alternus” or the “Purchaser”), as represented by Mr. Vincent Browne and having the necessary powers, is pleased to agree upon the following binding heads of terms (“HOT”) with Liion LLC for the sale of certain assets of LiiON LLC (the “Company”) from Gary Gray the current sole member (the “Seller”), the details to be mutually agreed between the parties prior to the execution of an asset purchase agreement (“APA”).

The consideration for the acquisition of certain assets of the Company, which are set forth in Exhibit A attached hereto and incorporated herein, will be for (i) 250,000 shares of restricted common stock in Alternus (to be issued to Liion and/or certain third parties designated by Liion), (ii) a promissory note issued to Liion in the amount of $2,000,000, the terms and conditions of which shall be mutually agreed and attached as an exhibit to the APA, and (iii) an aggregate of $30,000 per month to be paid to the 3 key employees, Gary Gray, Gerald Hoffman and Thomas Lynn, pursuant to exclusive consulting agreements, the terms of which shall be mutually agreed and attached as exhibits to the APA (the “Total Consideration”).

The compensation may be adjusted on the two-year anniversary of the closing based upon any agreed upon performance criteria. We confirm that the Total Consideration is based on the information provided by the Seller to date.

1.	The parties will use their reasonable best efforts to draft, negotiate and enter into an APA for the purchase of the assets of the Company as set forth on Exhibit A and to draft, negotiate and enter into exclusive consulting agreements with the 3 employees;

2.	Subject to board approval of signing and closing the APA, any applicable third party (including but not limited to regulatory) approval, the execution of the APA and the closing of the transaction, Alternus will pay the Total Consideration for the Company.

3.	Following full execution of the HOT by both parties, Alternus will be granted exclusivity for a period of 30 calendar days commencing on the date of this HOT (the “Exclusivity Period”). For purposes of this letter, the “Exclusivity Period” means the period commencing on the date this letter is signed by all parties through the earlier of: the completion of the APA or the date that is 30 calendar days following the date hereof, unless extended by written mutual agreement of the parties. During the Exclusivity Period, including any extension pursuant to the terms hereof, the Seller, its affiliates and its associates shall abstain from selling the Company or any of its assets to any third party and from directly or indirectly conducting any solicitations, discussions or negotiations with any other third party for the sale of the Company or any of its assets. Within the Exclusivity Period, the parties shall draft and negotiate the APA and employment agreements. Upon termination of the Exclusivity Period, this HOT shall expire.

Alternus Clean Energy, Inc.

The Parties undertake to keep confidential the information exchanged save as otherwise required by Alternus.

This Agreement (and any non-contractual obligations arising out of or in connection with this Agreement) shall be governed by and construed in accordance with the laws of New York and each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of New York to settle any dispute arising out of or in connection with this Agreement (a “Dispute”) and agrees that the courts of New York are the most appropriate and convenient courts to settle any Dispute.

Please indicate your acceptance of the terms herein by signing below so that formal due diligence and legal activities may commence.

Sincerely,

Vincent Browne

CEO

Alternus Clean Energy Inc.

Accepted for Seller

Gary Gray
CEO
Liion LLC
Date Signed:

Alternus Clean Energy, Inc.